SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. ____)

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Filed by a Party other than the Registrant [X]

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[ ]	Preliminary Proxy Statement
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]	Definitive Proxy Statement
[ ]	Definitive Additional Materials
[X]	Soliciting Material under Rule 14a-12

CFS BANCORP, INC.
(Name of Registrant as Specified in its Charter)

Financial Edge Fund, L.P.
PL Capital, LLC
Goodbody/PL Capital, LLC
Financial Edge-Strategic Fund, L.P.
PL Capital/Focused Fund, L.P.
Goodbody/PL Capital, L.P.
PL Capital Advisors, LLC
Richard J. Lashley
Beth Lashley
Irving A. Smokler
Red Rose Trading Estonia OU
          John W. Palmer
(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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Filed by PL Capital Group

        On August 3, 2009, the PL Capital Group issued a press release discussing CFS Bancorp, Inc.’s amendment to its Bylaws to eliminate the age limit for directors. A copy of the press release follows as part of this filing under Rule 14a-12 of the Securities Exchange Act of 1934, as amended.

PL Capital: CFS Bancorp, Inc’s. Abusive Actions Designed to Further Entrench Directors

August 3, 2009 — On July 31, 2009 CFS Bancorp, Inc. (NASDAQ: CITZ) (the Company) issued a Form 8-K containing several amendments to the Company’s Bylaws, effective as of July 27, 2009. Among other things, the revised Bylaws removed the long standing mandatory retirement provision, which provided that no person was eligible for nomination or election as a Director of CFS Bancorp if that person attained (or would attain) age 70 in the same calendar year as such nomination or election. Under the amended Bylaws, there is no longer a mandatory retirement age or other mandatory retirement provision.

“No rationale was given for why this change was needed, but I suspect it has everything to do with the Board’s attempt to further entrench themselves in the face of PL Capital’s recently announced intent to run a proxy contest at the 2010 Annual Meeting,” stated PL Capital principal Richard Lashley. He added, “the amended Bylaws specifically benefits two directors, Chairman and CEO Thomas Prisby, and Director Frank Lester, both of whom would have been required to retire from the Board in the next few years under the previous Bylaws.”

“I would have expected that the Board would be focused on proactive changes, not entrenchment tactics, given CFS Bancorp financial results and operating performance, which have been abysmal,” noted PL Capital principal John Palmer.

PL Capital and its affiliates own approximately 9.5% of CFS Bancorp and are CFS Bancorp’s largest outside shareholder.

Contact: John Palmer of PL Capital LLC at 630-848-1340 or JPalmer@PLCapitalLLC.com or Richard Lashley of PL Capital LLC at 973-360-1666 or RLashley@PLCapitalLLC.com

Important Information

This press release is not a solicitation of a proxy from any security holder of CFS Bancorp, Inc. PL Capital, LLC and its affiliates (the “PL Capital Group”) may elect to nominate and file proxy materials to enable the PL Capital Group to solicit votes for the election of one or both of John Palmer and Richard Lashley as members of the Board of Directors of CFS Bancorp (the “PL Capital Nominees). If the PL Capital Group nominates either of these individuals to serve as directors of CFS Bancorp, the PL Capital Group will send a definitive proxy statement, WHITE proxy card and related proxy materials to shareholders of CFS Bancorp seeking their support of the PL Capital Nominees at CFS Bancorp’s 2010 Annual Meeting of Shareholders. Shareholders are urged to read the definitive proxy statement and WHITE proxy card when, and if, they become available, because they will contain important information about the PL Capital Group, the PL Capital Nominees, CFS Bancorp and related matters. Shareholders may obtain a free copy of the definitive proxy statement and WHITE proxy card (when, and if, available) and other documents filed by the PL Capital Group with the Securities and Exchange Commission (“SEC”) at the SEC’s web site at www.sec.gov. The definitive proxy statement (when, and if, available) and other related SEC documents filed by the PL Capital Group with the SEC may also be obtained free of charge from the PL Capital Group.

Participants in Solicitation

The PL Capital Group currently consists of the following persons who, if the PL Capital Group elects to nominate the PL Capital Nominees, will be participants in the solicitation from CFS Bancorp, Inc.‘s shareholders of proxies in favor of the PL Capital Nominees: PL Capital, LLC; Goodbody/PL Capital, LLC; Financial Edge Fund, L.P.; Financial Edge-Strategic Fund, L.P.; PL Capital/Focused Fund, L.P.; Goodbody/PL Capital, L.P.; PL Capital Advisors, LLC; Richard J. Lashley; Beth Lashley; John W. Palmer; Irving A. Smokler and Red Rose Trading Estonia OU. Such participants may have interests in the solicitation, including as a result of holding shares of CFS Bancorp common stock. Information regarding the participants and their interests will be contained in the definitive proxy statement (when, and if, available) filed by PL Capital Group with the SEC in connection with CFS Bancorp’s 2010 Annual Meeting of Shareholders.

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